Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

January 16, 2007

Education Management LLC

Education Management Finance Corp.

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to Education Management LLC, a Delaware limited liability company, and Education Management Finance Corp., a Delaware corporation (together, the “Issuers”), Brown Mackie Holding Company, a Delaware corporation and a subsidiary of the Issuers (the “Delaware Guarantor”) and the subsidiaries of the Issuers listed on Schedule I hereto (each individually, a “Non-Delaware Guarantor”, collectively, the “Non-Delaware Guarantors”, and together with the Delaware Guarantor, the “Guarantors”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of an indeterminate amount of (i) the Issuers’ 8 3/4% Senior Notes due 2014 (the “Senior Notes”) and the guarantees issued by the Guarantors (the “Senior Guarantees”) with respect to the Senior Notes and (ii) the Issuers’ 10 1/4% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the guarantees issued by the Guarantors (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Notes, in each case to be offered solely for market-making purposes by an affiliate of the Issuers. The Senior Notes and the Senior Guarantees have been issued under an indenture dated as of June 1, 2006, (the “Senior Indenture”) among the Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”), and the Senior Subordinated Notes and the Senior Subordinated Guarantees have been issued under an indenture dated as of June 1, 2006 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee.

Education Management LLC	January 16, 2007
Education Management Finance Corp.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

We have assumed further that (1) each Non-Delaware Guarantor is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered each of the Indentures in accordance with its organizational documents and the law of its jurisdiction of organization, (2) the execution, delivery and performance by each Non-Delaware Guarantor of each of the Indentures do not and will not violate the law of its jurisdiction of organization or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States), (3) the execution, issuance and performance by each Non-Delaware Guarantor of the Guarantees do not and will not violate the law of its jurisdiction of organization or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States), (4) the execution, delivery and performance by each Non-Delaware Guarantor of the Indentures do not and will not constitute a breach or violation of any agreement or instrument that is binding upon any Non-Delaware Guarantor and (5) the execution, issuance and performance by each Non-Delaware Guarantor of the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon any Non-Delaware Guarantor.

Education Management LLC	January 16, 2007
Education Management Finance Corp.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Notes constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. The Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

Schedule I

AID Restaurant, Inc., a Texas corporation

AIH Restaurant, Inc., a Texas corporation

AIIM Restaurant, Inc., a Minnesota corporation

Argosy University Family Center, Inc., a Minnesota corporation

The Connecting Link, Inc., a Georgia corporation

EDMC Aviation, Inc., a Pennsylvania corporation

EDMC Marketing and Advertising, Inc., a Georgia corporation

Higher Education Services, Inc., a Georgia corporation

MCM University Plaza, Inc., an Illinois corporation